UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 2, 2014

Date of Report (date of earliest event reported)

SIZMEK INC.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	001-36219 (Commission File No.)	37-1744624 (I.R.S. Employer Identification No.)

750 West John Carpenter Freeway, Suite 401 Irving, Texas (Address of principal executive offices)	75039 (Zip Code)

Registrant’s telephone number, including area code: (972) 581-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐  Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of Sizmek Inc. (the “Company”) approved certain long-term equity incentive awards to the Company’s named executive officers (“NEOs”), including performance-based restricted stock units (“RSUs”), time-based RSUs, stock options and long-term overachievement performance awards.

The long-term equity incentive awards granted to the NEOs on March 2, 2014 are listed below, each of which was made under the Company’s 2014 Incentive Award Plan (the “2014 Plan”):

				Target Value of
			Target	Long-Term
		Time-	Number of	Overachievement
	Stock	Based	Performance-	Performance
Name and Title	Options	RSUs	Based RSUs	Awards ($)
Neil H. Nguyen,	58,504	37,245	55,868	1,280,000
Chief Executive Officer and President
Craig A. Holmes, Executive Vice President and Chief Financial Officer	30,852	19,641	29,462	337,500
Andy Ellenthal, Executive Vice President - Sales and Operations	30,852	19,641	29,462	337,500
Sean N. Markowitz, General Counsel and Corporate Secretary	20,910	13,312	19,968	228,750

Stock Options

A portion of the long-term equity incentive awards granted to the Company’s executive officers were granted in the form of stock options, which will vest in three equal installments on each of the first three anniversaries of the date of grant, subject to the executive’s continued service with the Company through such date, provided that the stock options are subject to accelerated vesting under certain circumstances.  The stock options have a term of ten years from the date of grant and were granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant, as determined under the 2014 Plan.

Time-Based RSUs

Each RSU represents a contingent right to receive one share of the Company’s common stock.  The time-based RSUs vest in three equal installments on each of the first three anniversaries of the date of grant, subject to the executive’s continued service with the Company through such date, provided that the time-based RSUs are subject to accelerated vesting under certain circumstances.  Vested shares will be delivered to the recipient following each vesting date.

Performance-Based RSUs

The performance-based RSUs are intended to reward the achievement of revenue, Adjusted EBITDA and free cash flow objectives during the three-year period ending December 31, 2016, subject to the executive’s continued service with the Company through the applicable vesting date, provided that the RSUs are subject to accelerated vesting under certain circumstances.  Vested shares will be delivered to the recipient following the vesting date.

Long-Term Overachievement Performance Awards

The final portion of the long-term incentive equity awards granted to the NEOs were long-term overachievement performance awards.  Under these awards, each executive is eligible to receive an award at the end of the three-year period ending December 31, 2016 based on the achievement of certain financial objectives related to revenue growth, EBITDA and free cash flow.  Each executive was assigned a target value amount.  An executive’s final award amount will be determined at the end of the three-year performance period based on performance relative to the financial objectives, but in no event will an executive receive a final award with a value exceeding his or her target value amount.

Following the completion of the three-year performance period, the Committee will certify the Company’s performance relative to the financial objectives for such performance period.  Based on performance relative to the financial objectives, each participant will receive his or her final award.  Each executive’s award will be paid in the form of a number of RSUs equal to (1) the final value of the award to be paid to such executive divided by (2) the fair market value per share of the Company’s common stock at the conclusion of the three-year performance period.  The RSUs will vest in three equal tranches.  The RSUs may be settled in cash or in shares of Company common stock, in the discretion of the Committee.  In the event a participant’s service terminates before the end of the performance period or prior to the payment and/or vesting of the RSUs, the award and/or the RSUs will be forfeited, provided that the award and/or the RSUs are subject to accelerated payment and/or vesting under certain circumstances.

Award Agreements

Each of the foregoing long-term equity incentive awards will be evidenced by an award agreement under the 2014 Plan.  The foregoing provides only a brief description of the terms and conditions of the long-term equity incentive awards granted to the NEOs, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the forms of the award agreements, copies of which will be filed by the Company as exhibits to the Company’s quarterly report on Form 10-Q for the quarterly period ending March 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2014	SIZMEK INC.

	By:	/s/ Sean N. Markowitz
	Name:	Sean N. Markowitz
	Title:	General Counsel